SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported): May 2, 2001



                       FRONTIER ADJUSTERS OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)


         Arizona                         1-12902                86-0477573
(State or other jurisdiction     (Commission File No.)     (IRS Employer ID No.)
     of incorporation)


                  45 East Monterey Way, Phoenix, Arizona 85011
               (Address of principal executive office) (Zip Code)


       Registrant's telephone number, including area code: (602) 264-1061


                                (Not Applicable)
          (Former name or former address, if changed since last report)

                       FRONTIER ADJUSTERS OF AMERICA, INC.

                                    FORM 8-K

                                 CURRENT REPORT

ITEM 1. CHANGE IN CONTROL OF REGISTRANT

     Frontier Adjusters of America, Inc., an Arizona corporation ("Frontier"), announced that United Financial Adjusting Company ("UFAC") entered into an agreement to sell its majority interest holdings in Frontier (approximately 59%) to Merrymeeting, Inc. ("MMI") at a price of approximately $1.58 per share. MMI is a privately held Delaware corporation, owned by John M. Davies, Frontier's Chairman of the Board, and IVM Intersurer BV, a Netherlands holding company which specializes in investing in insurance-related businesses. UFAC is a wholly-owned subsidiary of Netrex Holdings LLC. The transaction closed on May 2, 2001. In conjunction with the sale of the UFAC shares to MMI, the management agreement between Frontier and UFAC was terminated effective April 30, 2001. Additionally, Mr. Davies and several executives who were employees of UFAC prior to April 30, 2001 became full-time employees of Frontier effective May 1, 2001.

     MMI purchased the shares of Frontier common stock, in part, with funds borrowed from Fifth Third Bank and Fifth Third Bank (Northeastern Ohio). Except to the extent that the shares have been pledged to Fifth Third Bank (Northeastern Ohio) as collateral for one of the loans and except as set forth below, there are no arrangements known to Frontier the operation of which may at a subsequent date result in a change in control of Frontier.

     MMI has proposed to the Board of Directors of Frontier, to take Frontier private through a cash-out merger with MMI. Frontier's Board has unanimously approved this proposal and Frontier, MMI and MM Merger Corporation, a Delaware corporation and a wholly-owned subsidiray of MMI, have entered into a Plan and Agreement of Merger (the "Merger Agreement"). Under the Merger Agreement, each outstanding share of common stock of Frontier (other than the shares held by MMI) would be exchanged for the right to receive $1.58 in cash. This merger is subject to approval by the shareholders of Frontier. Frontier expects to present the proposed merger for approval at a special meeting of Frontier's shareholders to be called for this purpose. No date has been set for this meeting. In due course, Frontier will file with the SEC the proxy materials and all related documents pertinent to the proposed merger.

ITEM 7.(c) EXHIBITS

     Exhibit 20.1 - Press Release dated April 30, 2001

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2001                FRONTIER ADJUSTERS OF AMERICA, INC.


                                   By: /s/ John M. Davies
                                      ----------------------------------
                                      John M. Davies, President